CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE
PREFERRED STOCK
OF
CAMPUSTECH, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware.

CampusTech, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution, creating a series of its Preferred Stock, $0.0001 par value per share, designated as:

Number of
Series:	Designated Shares:

Series A Convertible
Preferred Stock	3,000,000

RESOLVED, that a series of the class of authorized Preferred Stock, $0.0001 par value per share, of the Corporation (the “Preferred Stock”) to be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock” and shares thereof “Series A Preferred Shares”) is hereby created. The voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows (with capitalized terms being defined as set forth in Section 10 below, except as otherwise defined herein):

1. Number of Shares. The number of shares constituting the Series A Preferred Stock shall be as set forth above. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, or upon the conversion of any outstanding securities or rights issued by the Corporation convertible into Series A Preferred Stock.

2. Ranking. Subject to Section 5 below, the Series A Preferred Stock ranks senior to the Common Stock and to all other classes and series of capital stock of the Corporation as to the payment of dividends and distributions on liquidation, as to redemptions and as to any other payment or distribution with respect to capital stock of the Corporation.

3. Voting. Except as may be otherwise provided in this Certificate of Designation or as otherwise required by applicable law, the Series A Preferred Stock shall vote together with the Common Stock as a single class on all actions to be taken by the stockholders of the Corporation. The holders of Series A Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws. Each share of Series A Preferred Stock shall entitle the holder thereof to one vote per share on each such action for each share of Series A Preferred Stock held until converted, as of the date of such vote.

4. Preferential Dividends. To the extent permitted by law, the Corporation shall pay preferential cumulative dividends to the holders of the shares of Series A Preferred Stock as provided in this Section 4. Dividends on each share of Series A Preferred Stock shall accrue daily on the basis of a 365 day year at an annual rate of eight percent (8%) of the Series A Liquidation Value from the Original Issue Date until the conversion of such share of Series A Preferred Stock. Accumulated dividends on each share of Series A Preferred Stock shall be payable on January 31, April 30, July 31 and October 31 of each year, whether or not declared by the Board, and in any event upon conversion of such share of Series A Preferred Stock or upon a Liquidation Event. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment can be made with respect to any stock ranking junior to the Series A Preferred Stock and before any monies can be paid or set aside for the purchase or redemption of any stock ranking junior to the Series A Preferred Stock (other than arrangements with the Corporation’s employees or consultants for the repurchase of securities upon termination of employment or consulting relationship or pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services). Such dividends shall be payable, at the option of the Corporation, in cash or in shares of Common Stock (valued at the then current Market Price per share of Common Stock).

5. Liquidation. Upon any Liquidation Event, each holder of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Preferred Stock, an amount equal to the Series A Liquidation Value of each share of Series A Preferred Stock held by such holder, plus any accrued but unpaid dividends thereon. Such amount payable with respect to one (1) share of the Series A Preferred Stock is sometimes referred to as the “Series A Liquidation Preference Payment.” If upon such Liquidation Event, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of the amount distributable as aforesaid, then, subject to the rights of any stock ranking senior to the Series A Preferred Stock, the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Written notice of any proposed Liquidation Event, stating a payment date, the amount of the Series A Liquidation Preference Payment and the place where said Series A Liquidation Preference Payment shall be payable, shall be furnished to each holder of record of Series A Preferred Stock not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

6. Conversions. The holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

6A. Right to Convert. Subject to the terms and conditions of this Section 6 and upon a Conversion Event (as defined below), the holder of any share or shares of Series A Preferred Stock shall have the right, at the holder’s option at any time, to convert any such share of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as set forth in Section 6C below. Such rights of conversion shall be exercised by the holder of Series A Preferred Stock by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be converted (or, if such certificate or certificates have been lost, stolen or mutilated, an executed affidavit of loss with respect thereto) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. As used herein, “Conversion Event” shall mean January 1, 2009.

6B. Issuance of Certificates; Time Conversion Effected. Promptly, and in any event, within three business days, after the receipt of the written notice referred to in Section 6A and the surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted (or, if applicable, an affidavit of loss), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered (or affidavit of loss has been received by the Corporation, if applicable) as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, including without limitation, the right to receive the Series A Liquidation Preference Payment, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

6C. Series A Conversion Price. The number of fully paid and nonassessable shares of Common Stock to be issued by the Corporation to the holder of any share or shares of Series A Preferred Stock upon a conversion of the Series A Preferred Stock pursuant to this Section 6 shall be calculated by dividing (i) the Series A Liquidation Value, plus all accumulated and unpaid dividends thereon, by (ii) the Conversion Price then in effect. The Conversion Price shall be equal to (i) upon the consummation of an initial public offering by the Corporation of its Common Stock, a price per share equal to 80% of the per share price of the Corporation’s Common Stock issued in such initial public offering, (ii) upon the consummation of a merger or consolidation of the Corporation with or into another corporation or entity of any kind (a “Merger”), a price per share equal to 80% of the per share valuation of the Corporation at the time of such Merger, or (iii) on and after January 1, 2009 (if an initial public offering by the Corporation of its Common Stock or a Merger shall not have been consummated prior to such date), a price per share equal to $1.00. In order to prevent dilution of the conversion rights granted to holders of Series A Preferred Stock hereunder, the Conversion Price will be subject to adjustment from time to time pursuant to Sections 6E and 6F.

6D. Partial Conversion; Fractional Shares. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corpora-tion, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certi-ficate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, may pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current Market Price of such fractional share.

6E. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6F. Dividends and Distributions. In the event the Corporation, at any time or from time to time after the Original Issue Date shall make, issue or fix a record date for the determination of all holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling all the holders thereof to receive directly or indirectly additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holders for such additional shares of Common Stock or Common Stock Equivalents, then, except for dividends which are of the type contemplated by Section 6E above (in which case the provisions thereof shall apply), following the record date fixed for the determination of all holders of shares of Common Stock entitled to receive such dividend or other distribution (or the date of such dividend or other distribution is paid if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be increased in proportion to the increase in aggregate number of shares of Common Stock outstanding. If the Corporation takes a record of all the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in shares of Common Stock or Common Stock Equivalents or (ii) to subscribe for or purchase shares of Common Stock or Common Stock Equivalents, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

6G. Notice of Adjustment.

(a) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of shares of Series A Preferred Stock specifying the Conversion Price in effect thereafter.

(b) The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record for determining rights to vote with respect to any Organic Change or Liquidation Event. The Corporation shall also give written notice to the holders of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change or Liquidation Event shall occur.

6H. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securi-ties exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of any Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

6I. No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

6J. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

6K. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

6L. Mandatory Conversion. In the event that the Corporation consummates an initial public offering of shares of Common Stock, then, simultaneously upon closing, all outstanding shares of Series A Preferred Stock shall automatically convert to shares of Common Stock based on a conversion price equal to 80% of the per share price of the Corporation’s Common Stock issued in such initial public offering. In the event that the Corporation consummates a Merger, then, simultaneously upon closing, all outstanding shares of Series A Preferred Stock shall automatically convert to shares of Common Stock based on a conversion price equal to 80% of the per share valuation of the Corporation at the time of such Merger. Upon any such conversion of the Series A Preferred Stock, the Corporation shall promptly deliver to the holders of Series A Preferred Stock written notice of the conversion and instructions for surrendering certificates evidencing shares of Series A Preferred Stock. Holders of shares of Series A Preferred Stock so converted may then deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by the aforementioned written notice) during its usual business hours, the certificate or certificates for the shares so converted or, if such certificate is or such certificates are lost, stolen or mutilated, an executed affidavit of loss relating thereto. As promptly as practicable after receipt of surrendered stock certificates or an affidavit of loss, and in any event within 10 business days thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 6D. Until such time as a holder of shares of Series A Preferred Stock shall surrender the certificates representing the Series A Preferred Stock as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

6M. No Impairment. The Corporation will not, by amendment of this Certificate of Designation or its Certificate of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of the all the provisions of this Section 6 and in the taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

7. Miscellaneous.

7A. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series A Preferred Stock. Upon the surrender of any certificate representing shares of Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certi-ficate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Preferred Stock represented by the surrendered certificate.

7B. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the shares of Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

8. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holder or holders of at least a majority of the outstanding Series A Preferred Stock at the time such action is taken; provided that no action will adversely discri-minate among any holders of shares of Series A Preferred Stock other than as a result of differences in the number of shares of Series A Preferred Stock held by such holders without the consent of such holders.

9. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed delivered (a) if delivered personally, when delivered, (b) if sent by overnight delivery, on the next business day following deposit with a nationally recognized courier, (c) if sent by registered or certified mail, return receipt requested, postage prepaid, on the third business day after registration or certification thereof, or (d) if sent by confirmed facsimile transmission, on the date transmitted if during normal business hours of the recipient and otherwise on the next business day, provided, that any such facsimile transmission shall be followed by delivery via another method permitted hereby, in each case, when delivery is made (i) if to the Corporation, at its principal executive offices, and (ii) if to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by such holder).

10. Definitions.

For purposes of this Certificate of Designation, the definitions of terms contained in the Certificate of Incorporation are hereby incorporated by reference, except to the extent that any term is specifically defined in this Certificate of Designation. As used in this Certificate of Designation:

“Board” means the Corporation’s Board of Directors.

“Common Stock” means the Common Stock, $0.0001 par value per share, of the Corporation, as described in the Certificate of Incorporation.

“Conversion Price” shall have the meaning set forth in Section 6C.

“Corporate Sale” means any merger, consolidation, reorganization or other similar transaction of the Corporation into or with any other corporation or entity (other than with and into a corporation or other entity, 100% of the outstanding capital stock or other equity interests of which are held by the Corporation), or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of the Corporation, or any other transaction in which the holders of the outstanding voting securities of the Corporation immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity immediately following such transaction.

“Liquidation Event” shall mean (a) any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or (b) unless otherwise agreed in writing by holders of at least a majority of the outstanding Series A Preferred Stock, any Corporate Sale.

“Market Price” of any security means the average of the trading prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the bid and asked prices on the primary exchange on which such security is listed at the end of such day, or, if on any day such security is not so listed, the average of the bid and asked prices quoted on The Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted on The Nasdaq Stock Market, the average of the bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 5 consecutive business days ending on the day prior to the day “Market Price” is being determined. If at any time such security is not listed on any securities exchange or quoted on The Nasdaq Stock Market or the over-the-counter market, the “Market Price” will be the fair value thereof determined in good faith by the Board; provided, that such fair value of the Series A Preferred Stock shall not be less than the Series A Liquidation Value.

“Original Issue Date” means the date as of which the stockholder’s shares of Series A Preferred Stock are issued by the Corporation.

“Person” means an individual, corporation, partnership, limited liability company, limited partnership, syndicate, person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Series A Liquidation Value” means $2.00 (adjusted appropriately in the event the shares of Series A Preferred Stock are subdivided into a greater number, whether by stock split, stock dividend or otherwise, or combined into a lesser number, whether by reverse stock split or otherwise).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series A Convertible Preferred Stock on this 30th day of May, 2007.

CampusTech, Inc.

By:	/s/Robert S. Frank
Robert S. Frank, its Chief Executive
Officer and President